December 13, 1996




Mr. William Roach
650 Manresa Lane
Los Altos, CA  94022

Dear Bill,

Maxtor Corporation is pleased to offer you the position of Senior Vice President, Worldwide Sales and Marketing reporting to Mike Cannon. Your salary will be $29,166.66 per month, equivalent to $350,000.00 on an annual basis. In addition, Maxtor Corporation will give you a $350,000.00 forgivable loan which will be paid out in your first month of employment. By signing and accepting this offer, you agree to repay the forgivable loan on a daily prorated basis if you voluntarily resign from your employment at Maxtor within three years of your hire date.

Maxtor provides its employees with generous health and other benefits, including medical, dental, life and long-term disability insurance, four weeks personal time off, ten paid holidays and a 401(k) program. Maxtor will also provide supplemental payments or conversion to Maxtor's insurance provider for your additional medical coverage requirements.

Your target bonus opportunity will be 50% of your base salary with an opportunity to earn up to 100% based on the achievement of Maxtor's corporate financial objectives. Your 50% target bonus will be guaranteed for the first year of your employment. Conditions and provisions of the plan will be communicated to you early next year.

In addition, contingent upon the approval of the Board of Directors of Maxtor, you will be eligible to receive 250,000 shares in our new stock option program. Details of the program will be provided to you at the time of the approval of your stock option award.

Moreover, in compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. In addition, as a condition of your employment with Maxtor, it will be necessary for you to complete, sign and return with this offer of employment, the attached Maxtor Employee Agreement Regarding Confidentiality and Inventions.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis. Please contact Doctors on Duty at (408) 942-0333 to make arrangements within three days of this offer.

Also, it is customary with Maxtor employees that you will not have an employment contract, and either you or Maxtor can terminate the employment relationship with or without cause at any time. Job responsibilities, compensation, and other conditions of employment may be subject to change based on company operating conditions.

Bill, we at Maxtor look forward to having you as a team member and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and return this letter to the Human
Resources Department by December 18, 1996.

Please plan on attending new employee orientation at 510
Cottonwood Drive in the HR conference room, at 9:00 a.m. on the Monday you begin employment.

Sincerely,

/s/ Michael R. Cannon

Michael R. Cannon
President and CEO

Accepted:/s/ William Roach
Date: December 13, 1996

Expected Start Date:     January 2, 1997


                         Loan Agreement

      THIS  LOAN AGREEMENT (the "Agreement"), dated as of January
10, 1997, is made by and between Maxtor Corporation, a Delaware corporation ("Maxtor") and William Roach ("Roach").

      1.    General.  Maxtor is willing to loan to Roach $350,000
(Three Hundred Fifty Thousand Dollars) (the "Loan Amount") as set forth in Maxtor's offer of employment to Roach dated December 13, 1996 and on terms provided herein.

     2.   Note.  The Loan shall be evidenced by a promissory note
(the "Note") in the form attached hereto as Exhibit A.

      3.     Repayment.   The Note shall be due  and  payable  as
follows:

          (a) Provided that Roach remains an employee of Maxtor, the Loan Amount shall be due and payable in three equal annual installments, each due on the second day of January, commencing January 2, 1998, with the third and final payment due January 2, 2000 (the "Due Date") in accordance with the following schedule:

No.               Installment      Installment Due
                  Amount                 Date
              1.       $166,667.00  January 2, 1998
              2.        166,667.00  January 2, 1999
              3.        166,666.00  January 2, 2000

          (b) In the event that Roach's employment terminates as a result of his voluntary resignation prior to the Due Date, the Note shall be immediately due and payable. The balance due upon such voluntary termination shall be the Loan Amount less an amount, calculated on a daily prorated basis, equivalent to the ratio of the term of Roach's employment to the term of the Note.

           (c) In the event that Maxtor terminates Roach's employment for any reason other than willful misconduct of a culpable nature, the balance then due shall be forgiven.

      4. Loan Forgiveness. Provided that Roach remains an employee of Maxtor on the Installment Due Dates set forth in Paragraph 2(a), above, Maxtor shall forgive the Installment
Amount due on each such Installment Due Date.

      5. Taxes. Roach shall be solely responsible for payment of all state and federal tax obligations which he may incur as a result of income reported by Maxtor in connection with this Agreement.

     6. Approval. The execution and delivery of this Agreement was approved by the Compensation Committee of Maxtor's Board of Directors as of December 13, 1996.

      7. Employment at Will. This Agreement shall not be construed as an employment agreement or a guarantee of continuing employment. Subject to the other provisions of this Agreement, each party shall remain free to terminate their employment relationship at any time for any reason or for no reason.

      8. Authorization to Withhold Amounts Due. Roach hereby irrevocably authorizes Maxtor or its assignee to withhold and deduct from any amounts payable by Maxtor to Roach (including without limitation, salary, incentive payments or other funds) any and all amounts which Roach may be obligated to pay under this Agreement.

      9. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or limited except by a signed instrument expressly referring to this Agreement and to the provision to be altered. No failure by Maxtor to insist on strict compliance with any terms hereof shall prevent its insistence on compliance thereafter. If any term of this Agreement is determined to be invalid, unlawful or unenforceable, the validity of the other terms shall be unaffected and the Agreement construed to the maximum extent possible consistent with its original intent.

      This Agreement has been executed in and shall be construed in accordance with the laws of the State of California.


MAXTOR CORPORATION                      ROACH


By   /s/ Phillip C. Duncan                   /s/ William Roach
Name    Phillip C. Duncan                    William Roach
Title     Vice President, Human Resources





                                                        EXHIBIT A
                         PROMISSORY NOTE



$350,000.00                                January 10, 1997
                                       San Jose, California


      FOR VALUE RECEIVED, William Roach, an individual ("Maker"), promises to pay to the order of Maxtor Corporation, a Delaware corporation ("Holder" or "Maxtor"), at such place as the Holder of this Note may from time to time designate in writing, the principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00).

      This Note shall be due and payable in accordance the terms of the Loan Agreement between Maker and Maxtor, dated as of January 10, 1997 (the "Loan Agreement").

     The principal hereunder shall bear no interest provided that such principal is reduced in accordance with the terms of the Loan Agreement, after which time any unpaid principal amount due shall bear interest at the minimum federal interest rate then in effect.

      If this Note is not paid when due, Holder shall have the right to offset its obligation to make any payment to Maker against any amounts due and owing by Maker hereunder. The principal amount of the Note shall be reduced by the amount of such offset and interest shall cease accruing on such amount.

      Maker agrees to pay the costs and expenses incurred by Holder, including reasonable attorneys' fees, which may be incurred in connection with the collection of this Note.

      This Note shall be governed by and construed under the laws of the State of California.



                                       /s/ William Roach
                                          William Roach